UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 3, 2009
Idera Pharmaceuticals, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-31918	04-3072298

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Sidney Street, Cambridge, Massachusetts	02139

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 679-5500
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
     Idera Pharmaceuticals, Inc. (the “Company” or “Idera”) has been advised that on September 3, 2009, Sudhir Agrawal, D. Phil., its Chief Executive Officer and Chief Scientific Officer and a director of the Company, established a plan pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Dr. Agrawal reviewed the plan with the Company’s Board of Directors. Rule 10b5-1 provides guidelines for corporate executives to prearrange sales of their company’s securities in a manner that avoids concerns about initiating stock transactions while in possession of material nonpublic information.
     Dr. Agrawal’s 10b5-1 plan covers an aggregate of 172,718 shares of Idera common stock underlying stock option awards that have an exercise price of $8.504 per share and expire over the next 19 months. The plan provides for the sale of a portion of the common stock underlying the stock options with the intention that a portion of the sale proceeds will be used to pay for the exercise price of the expiring stock options and for any applicable taxes associated with the exercise of the stock options and the sale of the shares under the plan. Since the actual number of shares sold and options exercised are subject to specified price and timing limitations set forth in the plan, a portion of the shares obtained from the option exercises may not be sold until some future period.
     Actual transactions completed under Dr. Agrawal’s plan will be reported from time to time on Forms 4 filed by Dr. Agrawal with the Securities and Exchange Commission. Except as may be required by law, the Company does not by filing this Current Report on Form 8-K undertake to report modifications, terminations or other activities under Dr. Agrawal’s plan or the adoption, modification, termination or other activities under any future Rule 10b5-1 plans established by Dr. Agrawal or other officers or directors of the Company.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDERA PHARMACEUTICALS, INC.
Date: September 17, 2009	By:	/S/ LOUIS J. ARCUDI, III
Louis J. Arcudi, III
Chief Financial Officer